Exhibit 99.1

   AVANT Reports Fourth Quarter and Fiscal 2005 Financial Results;
                   Provides 2006 Financial Guidance

    NEEDHAM, Mass.--(BUSINESS WIRE)--March 8, 2006--AVANT Immunotherapeutics, Inc. (Nasdaq:AVAN) today reported financial results for the fourth quarter and year ended December 31, 2005. The Company reported a net loss of $4.0 million, or $0.05 per share, for the fourth quarter of 2005 compared to a net loss of $3.7 million, or $0.05 per share, for the fourth quarter of 2004. For the twelve months ended December 31, 2005, the net loss was $18.1 million, or $.24 per share, compared with a net loss of $13.2 million, or $.18 per share, for the twelve months of 2004. As discussed in more detail later in this release, the increase in net loss between periods was due to reduced revenues and increased operating expenses, offset partially by increased investment and other income. At December 31, 2005, the Company reported cash and cash equivalents of $23.4 million.
    "For AVANT, 2005 was another year of significant milestones, capped by the continued commercialization of the Rotarix(R) rotavirus vaccine by our partner GlaxoSmithKline (GSK)," said Una S. Ryan, Ph.D., President and Chief Executive Officer of AVANT Immunotherapeutics, Inc. "The $40 million milestone payment from Paul Royalty Fund (PRF) that we anticipate on EU commercial launch of Rotarix(R), combined with cash on-hand, will put us in a strong financial position to build our industry-leading bacterial vaccine franchise."

    Other key events of 2005 included:

    -- Monetization of Rotarix(R) assets with PRF should bring a total of $61 million in near-term, non-dilutive financing, while AVANT retains a portion of longer-term royalty stream.

    --  Manufacturing of oral bacterial vaccines began in our Fall
        River plant.

    -- Demonstration of protective immunity in adults, children and infants by CholeraGarde(R) in a Phase 2 clinical trial in Bangladesh, funded by our partner, the International Vaccine Institute.

    Dr. Ryan continued, "Now is a great time to be a vaccine company. We have the technologies, product pipeline and manufacturing to build a unique vaccine franchise that will protect people around the world from existing and emerging diseases and pathogens. During 2006, we anticipate bringing three more vaccine products into the clinic and advancing our lead program into Phase 3 trials. We also expect to realize the value we have created with our cardiovascular vaccine programs through new partnerships."

    Already in 2006, we achieved three notable milestones:

    -- Results from a Phase 2b female study of TP10, our complement inhibitor, confirmed results for female subjects in a previous trial that TP10 does not provide a benefit to women. We believe these results provide a clear clinical development pathway for a males-only indication for TP10 in cardiac bypass surgery.

    -- GSK received market approval of Rotarix(R) from the European regulatory authorities, triggering a $4 million milestone payment to AVANT, with 50% retained by AVANT.

    -- Initiation of a Phase 1/2 trial of Ty800, our typhoid fever vaccine, by the National Institute of Allergy and Infectious Disease (NIAID) being conducted at the Cincinnati Children's Hospital Medical Center.

    Revenues for the fourth quarter of 2005 were $634,306 compared with revenues of $2,407,380 for the fourth quarter of 2004. The decrease primarily reflects the recognition of a milestone fee in 2004 of $2 million from GSK for the European filing of an application for market approval of the Rotarix(R) rotavirus vaccine. An increase in government contract revenue during the fourth quarter in 2005 offset in part the lower milestone fees. For the year ended December 31, 2005, revenues were $3.1 million compared with revenues of $6.9 million for 2004. The decrease in revenues results primarily from the recognition in 2004 of $1 million in revenue from DVC LLC for rPA clinical materials, an upfront license fee of $1 million from AdProTech, Ltd. (now Inflazyme Ltd) and the previously mentioned $2 million milestone fee from GSK, offset by an increase in government contract revenue in 2005.
    Operating expense in the fourth quarter ended December 31, 2005 was $4.9 million compared to operating expense of $6.2 million for the comparable quarter in 2004. The decrease is primarily due to a reduction in clinical trial costs and contract manufacturing costs in 2005 for the company's TP10 program. In the fourth quarter of 2004, AVANT recorded $300,000 in cost of revenue associated with the milestone fee from GSK. For the year ended December 31, 2005, operating expense was $22 million compared with operating expense of $20.4 million for 2004. The increase in total operating expense is primarily due to increased research and development (R&D) expenses due to an increase in clinical trial costs during the first three quarters of 2005 associated with AVANT's TP10 Phase 2b study in women, increased personnel and facility costs incurred at our new Fall River facility and increased general and administrative expenses. Investment income increased in 2005, reflecting higher average interest rates between years.

    Clinical Development Program Update

    AVANT has a variety of programs in clinical development, many of which are supported by major companies, governmental agencies or international health organizations. Major programs, in addition to the Rotarix(R) vaccine and TP10 discussed above, include CETi, a vaccine approach to cholesterol management; oral vaccines against cholera, typhoid fever and other important diarrheal diseases; and oral vaccines for biodefense. AVANT has assembled a broad portfolio of technologies and intellectual property that give it a strong competitive position in vaccines and immunotherapeutics.

    TP10: A complement inhibitor to limit damage following cardiopulmonary bypass surgery. Clear results of a recently completed TP10 study in women confirm that TP10 is well positioned for a males-only cardiac bypass surgery indication. AVANT expects to partner this program before advancing to a Phase 3 study. In addition, AVANT is completing process development and scale-up efforts with a contract manufacturer in preparation for a partnering arrangement.

    CETi: A novel vaccine approach to cholesterol management. In preclinical testing, we have identified a new adjuvanted formulation for the vaccine that elicits more than a 10-fold increase in anti-CETP antibody titers when compared to the current CETi-1 vaccine. We have received GMP peptide for the newly formulated vaccine and we expect to complete toxicology, release and stability studies in 2006.

    Next-Generation Oral Vaccines: AVANT is developing "next generation" vaccines for a variety of needs including biodefense, global health, travelers' and food safety. Each of these vaccines is designed to provide rapid protection with a single, oral dose, as well as room temperature stability with the use of our proprietary VitriLife(R) preservation technology. These features should make AVANT's "next generation" vaccines uniquely suited to address both large commercial markets and serious world health needs.
    In 2005, AVANT with its partner, the International Vaccine Institute (IVI), announced that CholeraGarde(R) had completed a successful Phase 2 trial in Bangladesh where cholera is endemic. The researchers found the single dose, oral vaccine to be well tolerated and highly immunogenic, with 77% of children aged 9 months to 5 years and over 70% of adults generating protective immune responses. The ability to induce protective immune responses in children under age two would allow the introduction of the vaccine into the routine pediatric immunization calendar in endemic regions. There are currently no licensed cholera vaccines indicated for use in children under age two. AVANT is preparing for a CholeraGarde(R) Phase 3 clinical study in the U.S. planned for late this year.
    In addition, the NIAID has funded the manufacture of AVANT's typhoid fever vaccine, Ty800, for clinical testing and has initiated a Phase 1/2 clinical trial aimed at demonstrating the safety and immunogenicity of the Ty800 vaccine. AVANT is also developing three additional bacterial vaccines against enterotoxigenic E. coli, Shigella and Campylobacter -- all important causes of serious diarrheal disease worldwide.

    Manufacturing: We have made significant progress in terms of manufacturing at our Fall River facility in recent months. The manufacture of clinical trial supplies of our oral plague vaccine is now complete, and this product will enter human clinical testing later this year. We are currently manufacturing CholeraGarde(R) for a planned Phase 3 study for the travelers' vaccine market. When that manufacturing task is done, we will then begin making clinical trial supplies of Ty800, our oral typhoid fever vaccine, for a Phase 2 study planned to start in early 2007.

    Financial Guidance for 2006

    Revenues

    For 2006, AVANT expects revenue to be between $6-$7 million, compared with 2005 revenue of $3.1 million, primarily derived from government contracts and grants and from product milestones and royalties. As a result of the monetization of Rotarix(R) assets with PRF, the $40 million milestone payment that we anticipate from PRF on EU commercial launch of Rotarix(R) will be recorded as deferred revenue in accordance with guidance in EITF 88-18 "Sales of Future Revenue." Revenues will be recognized and calculated based on the ratio of total royalties received from GSK and remitted to PRF over expected total amounts to be received by PRF and then applying this percentage to the total cumulative consideration received from PRF to date.

    Research and Development

    R&D spending is expected to be between $18-$20 million in 2006, compared with R&D expense of $14.1 million in 2005. The change in R&D spending from 2005 to 2006 primarily reflects the following factors:

    (i) Costs associated with full operations at our Fall River manufacturing facility for the production of bacterial vaccine clinical supplies;

    (ii) Spending on clinical trials, with the primary focus in 2006 on the initiation of our Phase 3 trial of CholeraGarde(R) and an oral plague vaccine scheduled for proof-of-concept testing in humans during 2006;

    (iii) Costs incurred on toxicology, release and stability studies in 2006 for CETi and a number of our preclinical bacterial vaccine programs;

    (iv) Spending to complete the TP10 process development program by Lonza plc, our contract manufacturing partner for this compound, in preparation for partnering the program prior to Phase 3 testing; and

    (v) Rotarix(R) royalty payments to Cincinnati Children's Hospital Medical Center.

    Other Operating Expenses

    AVANT expects general and administrative expenses, including amortization of acquired intangible assets, this year to be in the range of $8-$9 million, compared with 2005 expenses of $7.9 million.

    Capital Expenditures

    AVANT expects capital expenditures this year to be in the range of $5-$5.5 million, compared with $2.2 million in 2005, primarily for the expansion of our Fall River manufacturing facility and the renovation of our Needham headquarters and research facility.

    Partnering Activities

    In 2006, AVANT will actively pursue partnering opportunities for its TP10 and CETi programs, however, the timing and size of any partnering arrangement is difficult to predict.

    Non-Cash, Stock-Based Compensation

    The guidance provided earlier in this release for R&D and other operating expenses exclude the expense of employee stock options and other stock-based compensation expense. Effective January 1, 2006, R&D and other operating expenses calculated in accordance with GAAP will include non-cash, stock-based compensation expense as required by Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" and recent guidance issued by the Securities and Exchange Commission. While AVANT is still in the process of determining the final amount of such expense, preliminary estimates are in the range of $1-$2 million in the aggregate, which will be allocated between R&D and other operating expenses. These determinations are still subject to significant uncertainty and, therefore, the final amount of stock-based compensation expense for 2006 may differ materially from the current estimate.

    Conference Call and Webcast

    Dr. Ryan and Mr. Catlin will host a conference call and live audio webcast at 11:00 a.m. ET today, March 8th. To access the live call, dial 888-362-4820 (within the United States) or 617-597-5345 (outside the United States). The passcode for participants is 68826183. A replay will be available approximately two hours after the live call. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode I.D. # is 87676895. The replay will also be broadcast via the company's Web site www.avantimmune.com approximately two hours after the live call.

    About AVANT Immunotherapeutics, Inc.

    AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. AVANT has three products on the market and six of AVANT's products are in clinical development, including a treatment to reduce complement- mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT is also developing a pipeline of products for biodefense, travelers' vaccines, global health, and pandemic flu needs based on AVANT'S rapid-protecting, single-dose, oral and temperature stable vaccine technology.
    Additional information on AVANT can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan(R)Vac 1, Megan(R)Egg and other future products; (8) the process of obtaining regulatory approval for the sale of Rotarix(R) in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix(R) by our partner, GlaxoSmithKline; (9) changes in existing and potential relationships with corporate collaborators; (10) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (11) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde(R) (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (12) the ability to obtain substantial additional funding; (13) the ability to develop and commercialize products before competitors; (14) the ability to retain certain members of management;(15) the amount of non-cash, stock-based compensation expense associated with the adoption of Statement of Financial Accounting Standards No. 123R, "Share-based payment," which has not yet been determined; and (16) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

    -table follows-

                    AVANT IMMUNOTHERAPEUTICS, INC.


CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA

                   Quarter Ended December 31,  Year Ended December 31,
----------------------------------------------------------------------
                        2005         2004         2005         2004
REVENUE
Product
 Development and
Licensing
 Agreements       $     32,883 $  2,172,548 $    242,092 $  4,565,666
Government
 Contract Revenue      562,971      186,535    2,719,651    2,115,247
Product Royalties       38,452       48,297      126,598      177,685
----------------------------------------------------------------------

Total Revenue          634,306    2,407,380    3,088,341    6,858,598
----------------------------------------------------------------------

OPERATING EXPENSE
Research and
 Development         3,010,351    4,247,010   14,063,295   13,873,826
General and
 Administrative      1,652,766    1,719,619    6,894,951    5,572,032
Amortization of
 Acquired Intangible
 Assets                248,778      248,778      995,112      995,112
----------------------------------------------------------------------

Total Operating
 Expense             4,911,895    6,215,407   21,953,358   20,440,970
----------------------------------------------------------------------

Operating Loss      (4,277,589)  (3,808,027) (18,865,017) (13,582,372)

Investment and
 Other Income,
 Net                   297,892      109,626      768,448      378,593
----------------------------------------------------------------------

   Net Loss       $ (3,979,697)$ (3,698,401)$(18,096,569)$(13,203,779)
----------------------------------------------------------------------

 Basic and Diluted
  Net Loss per
   Common Share   $      (0.05)$      (0.05)$      (0.24)$      (0.18)
----------------------------------------------------------------------

 Weighted Average
  Common
    Shares
     Outstanding    74,162,810   74,129,225   74,143,454   72,964,640
----------------------------------------------------------------------



CONDENSED CONSOLIDATED
BALANCE SHEETS

                                            December 31,  December 31,
----------------------------------------------------------------------
                                                 2005          2004
 ASSETS
 Cash and Cash Equivalents                  $ 23,419,434 $ 31,741,494
 Other Current Assets                          1,185,462    2,798,266
 Property and Equipment, net                   5,743,663    4,164,292
 Intangible and Other Assets, net              6,103,358    7,099,470
                                             ------------ ------------
   Total Assets                             $ 36,451,917 $ 45,803,522
                                             ============ ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                        $  3,692,743 $  5,292,185
 Long-Term Liabilities                        11,870,051    2,103,711
 Stockholders' Equity                         20,889,123   38,407,626
                                             ------------ ------------
   Total Liabilities and Stockholders'
     Equity                                 $ 36,451,917 $ 45,803,522
                                             ============ ============

    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781-433-0771
             President and CEO
             or
             AVANT Immunotherapeutics, Inc.
             Avery W. Catlin, 781-433-0771
             Chief Financial Officer
             info@avantimmune.com
             or
             For Media:
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@comcast.net